UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 6, 2012 (December 30, 2011)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Ave. Suite 700 Nashville, Tennessee	37203
(Address of principal executive offices)	(Zip Code)

(615) 269-8175
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

Healthcare Realty Trust Incorporated (the “Company”) has identified five properties for disposal. In connection with its planned disposal of these properties, the Company determined on December 30, 2011, that the carrying value of the properties upon sale would not likely be fully recoverable. Accordingly, the Company expects to record an aggregate impairment charge on these five properties of approximately $5.0 million in the fourth quarter of 2011. This impairment will result in an aggregate total net investment in the properties of approximately $7.5 million. Two of these properties are located in Florida, two are located in Texas and one is located in Tennessee. As of the date of this report, two of these properties are under contract for sale or are in advanced stages of negotiations and the remaining three are marketed for sale. Closings are expected to occur throughout 2012.

Item 8.01 Other Events

On December 12, 2011, the Company sold two properties in Massachusetts for a purchase price of $14.6 million. The Company’s net investment in these properties was approximately $8.8 million, and the Company expects to realize a gain on sale of approximately $5.6 million, net of transaction costs, in the fourth quarter of 2011.

The estimated aggregate net proceeds from the sale of the seven properties described in this report are expected to total approximately $22.0 million. The Company expects to apply the proceeds from these transactions to fund investment activities, including construction in progress, and for general corporate purposes. The Company will record in its fourth quarter results for 2011 the gain of approximately $5.6 million and the impairment of approximately $5.0 million referenced above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ Scott W. Holmes
Scott W. Holmes
Executive Vice President and Chief Financial Officer

Date: January 6, 2012